UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2010 (January 29, 2010)
Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 Piedmont Avenue, N.E., Atlanta, GA	30308
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 659-2424
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 28, 2010, at a meeting of the Nominating, Compensation & Governance Committee (the “compensation committee”) of the Board of Directors of Oxford Industries, Inc. (the “Company”), the compensation committee approved amendments to (1) a restricted stock agreement, entered into as of March 28, 2008, between the Company and Mr. Knowlton J. O’Reilly, the Company’s Group Vice President, granting to Mr. O’Reilly 25,000 shares of the Company’s restricted stock, and (2) a restricted stock agreement, entered into as of June 16, 2009, between the Company and Mr. O’Reilly granting to Mr. O’Reilly 37,500 shares of the Company’s restricted stock, in each case to provide that the vesting date for the restricted stock shall be amended to be January 29, 2010. The 25,000 shares granted on March 28, 2008 were originally scheduled to vest on March 28, 2011, subject to, among other things, Mr. O’Reilly’s continued employment with the Company or one of its subsidiaries on such date, and the 37,500 shares granted on June 16, 2009 were originally scheduled to vest on April 30, 2013, subject to, among other things, Mr. O’Reilly’s continued employment with the Company or one of its subsidiaries on such date.
The amendments were approved in anticipation of Mr. O’Reilly’s expected retirement during 2010 and accompanying transfer of responsibilities overseeing the Company’s Oxford Apparel Group to his successor.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.
February 1, 2010	By:	/s/ Thomas E. Campbell
		Name:	Thomas E. Campbell
		Title:	Senior Vice President, General Counsel and Secretary